Exhibit 8.1

[LETTERHEAD OF HONIGMAN MILLER SCHWARTZ AND COHN LLP]

November 12, 2002

Ramco-Gershenson Properties Trust
27600 Northwestern Highway
Suite 200
Southfield, Michigan 48034

     Re: Certain Federal Income Tax Matters

Ladies and Gentlemen:

     We have acted as special counsel to Ramco-Gershenson Properties Trust, a Maryland real estate investment trust (the “Company”) formerly known as RGPT Trust, which is the successor in interest to Ramco-Gershenson Properties Trust, a Massachusetts business trust originally known as RPS Realty Trust, in connection with the public offering of the Company’s Series B preferred shares of beneficial interest (the “Offering”), pursuant to the Registration Statement on Form S-3 (File No. 333-99345), filed by the Company with the Securities and Exchange Commission on September 9, 2002 under the Securities Act of 1933, as amended (the “Shelf Registration”), and as more fully described in the Company’s prospectus supplement, dated November 6, 2002 (the “Prospectus Supplement”), to the prospectus, dated September 27, 2002 (the “Prospectus”). This opinion, which regards certain federal income tax matters, is being rendered to the Company pursuant to the Company’s request.

     We have also acted as special counsel to the Company in connection with the preparation of the sections captioned “Risk Factors — Tax Risks” and “Federal Income Tax Considerations” of the Prospectus. We have not, however, regularly advised the Company as to matters of compliance with the legal requirements for qualifying (or continuing, following the Offering, to qualify) as a real estate investment trust (“REIT”) for federal income tax purposes.

     In rendering the opinion stated below, we have examined and, with your consent, relied upon the following documents:

(i) RGPT Trust Declaration of Trust dated October 2, 1997;

(ii) RGPT Trust Articles of Amendment and Restatement of Declaration of Trust dated October 2, 1997;

November 12, 2002

(iii) RGPT Trust Articles Supplementary dated October 2, 1997;

(iv) Ramco-Gershenson Properties Trust Articles Supplementary dated November 8, 2002;

(v) The Shelf Registration, the Prospectus and the Prospectus Supplement;

(vi) A letter dated November 12, 2002, and signed by Dennis Gershenson as Chief Executive Officer of the Company, on behalf of the Company, a copy of which is attached hereto (“Certificate of Representations”); and

(vii) Such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

     In our examination of the foregoing documents, we have assumed, with your consent, that (i) the documents are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) where any such document required execution by a person, the person who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) where any such document imposes obligations on a person, such obligations have been or will be performed or satisfied in accordance with their terms and (vi) the Company at all times has been and will be organized and operated in accordance with the terms of such documents. We have not independently investigated or made separate inquiry into any of the representations, facts or assumptions set forth in such documents or any other documents. We have, consequently, assumed and relied on the Company’s representations that the information presented in the foregoing documents or otherwise furnished to us completely and accurately describes all material facts relevant to our opinion. Without limiting the foregoing, we have assumed that all statements and descriptions of the Company’s past and intended future activities in the Certificate of Representations are true and accurate, and that all representations that speak in the future, or to the intention or expectation, or to the best of the belief and knowledge of any person(s) are and will be true, correct and complete as if made without such qualification. No facts have come to our attention, however, that would cause us to believe that, absent such qualification, such representation would be inaccurate in a material way.

     For purposes of the opinion stated below, we have assumed that the Offering contemplated by the foregoing documents has been or will be consummated in accordance with the operative documents, and that such documents accurately reflect the material facts of the

November 12, 2002

Offering. In addition, our opinion is based on the assumptions that (i) the Company has been and will continue to be operated in accordance with the laws of the State of Maryland (and the Company’s predecessor had been operated in accordance with the laws of the State of Massachusetts) and (ii) the Company has been and will continue to be operated in the manner described in the relevant organizational documents. In rendering the opinion stated below, we have also considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (the “Regulations”), administrative rulings and the other interpretations of the Code and Regulations by the courts and the IRS, all as they exist as of the date hereof. It should be noted, however, that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. We can give no assurance, therefore, that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supercede the opinion stated herein. In addition, there can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues will not hold contrary to such opinion. Moreover, the opinion set forth below represents our conclusions based upon the documents, facts, assumptions and representations referred to above. Any material amendments to such documents or changes in any significant facts after the date hereof, or inaccuracy of such assumptions or representations could affect the opinion referred to herein.

     We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein.

     Based upon and subject to the foregoing, we are of the opinion that:

1.	Since the commencement of the Company’s taxable year which began January 1, 2002, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and its actual method of operation has enabled, and its proposed method of operation will enable, the Company to meet the requirements for qualification and taxation as a REIT. As noted in the Prospectus, the Company’s qualification and taxation as a REIT depend upon its ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its stock ownership, the compliance with which are not reviewed by us. Accordingly, no assurance can be given that the actual results of the Company’s operation, including, without limitation, the sources of its income, the nature and relative values of its assets, the level of the Company’s distributions to its shareholders and the diversity of the Company’s stock ownership, for any one taxable year satisfy or will satisfy the requirements for taxation of a REIT under the Code.

November 12, 2002

2.	The discussion in the Prospectus under the caption “Federal Income Tax Considerations,” to the extent that it describes provisions of federal income tax law, is correct in all material respects and fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Company’s Series B preferred shares of beneficial interest.

     Other than as expressly stated above, we express no opinion as to any other federal income tax issue or matter relating to the Company. We consent to the filing of this opinion as an exhibit to the Company’s current report on the Form 8-K dated of even date herewith and to the use of the name of the firm in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of matters stated, represented, covenanted, or assumed herein or any subsequent changes in applicable law. This opinion is issued to you in connection with the Offering and may not be used or relied upon by any other person or for any other purpose without our express written consent.

Very truly yours,

/s/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

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